UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-159167

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 27, 2010, The GC Net Lease REIT, Inc. (the “Registrant”), through its operating partnership, entered into a contribution agreement (the “Contribution Agreement”) with certain affiliates of the Registrant’s sponsor, including the Registrant’s President and Chairman, Kevin A. Shields, whereby the Registrant’s operating partnership acquired all of the contributors’ ownership interests in an entity (“Emporia Partners”) that owns a fully-leased office headquarters and industrial production and distribution facility consisting of approximately 320,800 square feet located in Emporia, Kansas (the “Emporia Partners Property”). In addition, on the date of the contribution, the Registrant entered into a tax protection agreement (the “Tax Protection Agreement”) obligating the Registrant’s operating partnership to reimburse the contributors for certain tax liabilities that may arise in the future related to the Emporia Partners Property. The Contribution Agreement and the Tax Protection Agreement are described in further detail in Item 2.01 below.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On August 27, 2010, pursuant to the Contribution Agreement, the contributors contributed their interests in Emporia Partners to the Registrant’s operating partnership. The Emporia Partners Property is 100% leased on a net lease basis to a single tenant, Hopkins Enterprises, Inc. (“Hopkins”), which subleases the property to Hopkins Manufacturing Corporation (“Hopkins Manufacturing”). Hopkins will remain as a member of Emporia Partners for purposes of maintaining its right to certain priority returns discussed below, but has no ownership interest in the Emporia Partners Property. The acquisition price for the Emporia Partners Property was approximately $8.36 million (or $26.06 per square foot), which acquisition price was supported by an independent, third-party appraisal based in part on the net rent payable by Hopkins. In exchange for the contribution of the Emporia Partners Property, the Registrant caused its operating partnership to issue approximately 315,200 operating partnership units to the contributors at a price of $9.20 per share, representing a net equity contribution of approximately $2.9 million, and the Registrant assumed approximately $5.42 million of mortgage debt (the “Emporia Partners Mortgage Debt”) on the property, with the remainder of the purchase price and the acquisition fees and expenses paid in connection with the contribution funded using proceeds from the Registrant’s initial public offering. To the extent the contributors should elect to redeem all or a portion of their operating partnership units, pursuant to the terms of the Contribution Agreement, such redemption shall be at the per share price value of $9.20.

The Registrant’s advisor earned $208,905 in acquisition fees, and is entitled to reimbursement of $41,781 in acquisition expenses in connection with the acquisition of the Emporia Partners Property. The Registrant’s advisor temporarily deferred the acquisition fee and expense reimbursements.

In connection with the contribution of the Emporia Partners Property, the Registrant entered into the Tax Protection Agreement with the contributors obligating the Registrant’s operating partnership to reimburse the contributors for tax liabilities resulting from their recognition of income or gain prior to August 27, 2020 in the event that the Registrant’s operating partnership takes certain actions with respect to the Emporia Partners Property, the result of which causes such recognition of income or gain.

The Emporia Partners Property is a single-story production and distribution facility containing approximately 320,800 rentable square feet located at 428 Peyton Street, Emporia, Kansas, approximately 50 miles southwest of Topeka and 100 miles southwest of Kansas City. The property was originally constructed in 1954 with the last major addition of approximately 164,200 rentable square feet completed in 2000. The Emporia Partners Property is located on an approximately 16.6 acre tract of land in Lyon County, which can accommodate additional improvements of up to 107,000 square feet.

The Emporia Partners Property is leased in its entirety to Hopkins under a triple-net lease (the “Lease”). Since 1954, Hopkins Manufacturing has utilized the property under the sublease as its headquarters and primary production and distribution facility. The Lease commenced in 2001 and expires December 30, 2020. Pursuant to the Amended and Restated Limited Liability Company Agreement for Emporia Partners (the “Emporia Partners LLC Agreement”), Hopkins, as a member of Emporia Partners, is due priority returns from the rental income received from Hopkins Manufacturing as sub-tenant under the Lease. As a member of Emporia Partners, Hopkins must consent to the following actions with respect to the Emporia Partners Property and Emporia Partners: the incurrence of any debt on the property, other than the Emporia Partners Mortgage Debt; any further encumbrance of the property; a sale or transfer of the property; any amendments to the Emporia Partners LLC Agreement; most types of transfers of an interest in the Emporia Partners; and a change in the manager of Emporia Partners, among other items set forth in the Emporia Partners LLC Agreement.

The approximate annual base rent, priority returns and net rent, after deducting the priority returns, for the remaining term of the Lease are as follows:

Month Commencing	Annual Base Rent	Annual Priority Return to Hopkins	Annual Net Rent	Annual Net Rent per Square Foot
February 2010	$1,363,000	$539,000	$824,000	$2.57
February 2013	$1,486,000	$599,000	$887,000	$2.77
February 2016	$1,620,000	$665,000	$955,000	$2.98
February 2019	$1,766,000	$739,000	$1,027,000	$3.20

Based upon the Annual Net Rent payable to Emporia Partners as of the contribution date, relative to the contribution value of $8.36 million, the implied initial capitalization rate is approximately 9.86%. As additional security for the Lease payments, Hopkins Manufacturing has provided Emporia Partners an irrevocable letter of credit in the amount of $800,000, which letter of credit has been assigned to the lender as collateral for the loan.

Hopkins has the option to extend the Lease term for an additional ten-year period at fair market rent (as defined in the Lease). Hopkins also has the option to purchase the property if either (1) based on certain instances set forth in the Lease, the Registrant does not consent to Hopkins’ transfer of the leasehold to an unrelated, third-party entity, or (2) Hopkins desires to consolidate its operations and as a result thereof ceases all operations at the property. The purchase prices for both options vary and escalate over the term of the Lease. Both purchase options are subject to a number of conditions set forth in the Lease.

The descriptions of the Contribution Agreement, the Tax Protection Agreement, the Lease and the Emporia Partners LLC Agreement are qualified in their entirety by the full documents, which are attached as exhibits hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Upon the Registrant’s acquisition of the Emporia Partners Property, the Registrant’s operating partnership will essentially assume responsibility of the obligations of Emporia Partners under the Emporia Partners Mortgage Debt, which is evidenced by a Fixed Rate Note dated August 8, 2003 originally payable to JPMorgan Chase Bank in the original principal amount of $6.93 million. The Emporia Partners Mortgage Debt was subsequently securitized and Bank of America, N.A. acts as the trustee of the securitization. The Emporia Partners Mortgage Debt is secured by a first mortgage and security agreement on the Registrant’s interest in the underlying Emporia Partners Property, a fixture filing, and an assignment of leases, rents, income and profits. The Emporia Partners Mortgage Debt is self amortizing over a 20 year term, which debt will be fully amortized as of September 1, 2023. Pursuant to a guaranty dated August 27, 2010 in favor of Bank of America, N.A., as trustee of the securitization (the “Guaranty”), the Operating Partnership serves as “carve-out” guarantor of certain obligations under the loan documents. In addition, Kevin Shields also serves as “carve-out” guarantor under a separate guaranty agreement.

The Emporia Partners Mortgage Debt bears a fixed interest rate of 5.88% per annum for the term of the loan. The Emporia Partners Mortgage Debt provides for principal and interest payments due on the 1st day of each calendar month, with such payments having commenced under the loan on October 1, 2003. If the Registrant defaults on the Emporia Partners Mortgage Debt, for any reason, the lender may accelerate the entire balance then outstanding under the loan and impose certain late fees and/or default penalties. Pursuant to a separate agreement between Hopkins and the lender, Hopkins has certain rights to cure a default by the Registrant on the Emporia Partners Mortgage Debt, provided that Hopkins is not then in default under the Lease. The Registrant paid a loan assumption fee of 1.00% of the outstanding balance on the Emporia Partners Mortgage Debt upon assumption. The Emporia Partners Mortgage Debt documents contain a number of customary representations, warranties, covenants and indemnities.

The description of the Emporia Partners Mortgage Debt is qualified in its entirety by the Fixed Rate Note and the Guaranty, which are attached as exhibits hereto.

Item 7.01.	Regulation FD Disclosure

On August 30, 2010, the Registrant issued a press release regarding the closing of the acquisition of the Emporia Partners Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before November 12, 2010 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

(d) Exhibits.

10.1	Contribution Agreement for Emporia Partners Property dated August 27, 2010

10.2	Tax Protection Agreement for Emporia Partners Property dated August 27, 2010

10.3	Lease for Emporia Partners Property dated January 3, 2001

10.4	Amended and Restated Limited Liability Company Agreement for Emporia Partners dated August 11, 2003

10.5	First Amendment to Amended and Restated Limited Liability Company Agreement for Emporia Partners dated August 27, 2010

10.6	Fixed Rate Note for Emporia Partners Property dated August 8, 2003

10.7	Guaranty Agreement for Emporia Partners Property dated August 27, 2010

99.1	Press Release Announcing Acquisition of Emporia Partners Property

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GC NET LEASE REIT, INC.

Date: August 30, 2010	By:	/s/ Kevin A. Shields
Kevin A. Shields
President